UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 19, 2013

DEX MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-35895	13-2740040
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2013, Dex Media, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Peter J. McDonald, the Company’s President and Chief Executive Officer. The Employment Agreement amends and restates the prior employment agreement between the Company and Mr. McDonald, dated December 9, 2010.

The Employment Agreement expires on December 31, 2016, unless extended.  Mr. McDonald’s annual base salary will be $1,050,000 beginning on January 1, 2014, and he will be eligible to earn a target annual short-term incentive award of 100% of his base salary, based upon satisfaction of performance goals and criteria established by the Board of Directors of the Company or by the Compensation and Benefits Committee of the Board of Directors in accordance with the terms of the applicable incentive plan. The Employment Agreement provides that Mr. McDonald is eligible to receive future equity awards and to participate in all benefit programs for which senior executives are generally eligible.

In the event his employment is terminated, Mr. McDonald may be entitled to severance payments in varying amounts and other benefits depending on the circumstances.  Mr. McDonald’s agreement also includes various covenants prohibiting his disclosure of confidential information and engagement in competitive activities

The foregoing summary of Mr. McDonald’s employment agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement by and between Dex Media, Inc. and Peter J. McDonald, effective as of December 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DEX MEDIA, INC.

By:	/s/ Raymond R. Ferrell
	Name:	Raymond R. Ferrell
	Title:	Acting Executive Vice President —
General Counsel and Secretary

Date:                  December 23, 2013

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement by and between Dex Media, Inc. and Peter J. McDonald, effective as of December 19, 2013.